UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire		03801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bottomline Technologies (de), Inc. (the “Company”) is reporting changes to its Board of Directors (the “Board”).The changes to the Board are part of a refresh exercise intended to ensure the Company has the appropriate Board composition for its next stage of growth and development.

On September 15, 2016, Joseph L. Barry, Jr. and James W. Zilinski each informed the Company of his intention to retire as a member of the Board, effective as of the 2016 annual meeting of stockholders in November (the “Annual Meeting”). As previously reported, Daniel M. McGurl and James L. Loomis will not stand for re-election to the Board at the Annual Meeting, and Peter Gibson and Benjamin E. Robinson III were appointed to the Board on May 19, 2016.

Messrs. Barry, Loomis, McGurl and Zilinski (collectively, the “Special Board Advisors”) have each agreed to serve as a special advisor to the Company for a period of two years after their retirement from the Board. In consideration of each of the Special Board Advisors ongoing availability and services, the Board approved the grant of 4,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), to each of Messrs. Loomis and McGurl, effective upon the completion of each such director’s term as a member of the Board at the Annual Meeting, and the grant of 4,000 shares of Common Stock to each of Messrs. Barry and Zilinski, effective upon the retirement of each such director from the Board (collectively, the “Restricted Stock Awards”). The Restricted Stock Awards are in lieu of restricted stock awards of 4,000 shares of Common Stock that would otherwise be granted to the Special Board Advisors if they were serving on the Board on the date of the Annual Meeting. Each Restricted Stock Award will vest, so long as the Special Board Advisor serves as a special advisor to the Company, as to 50% of the total number of shares underlying such award on the first anniversary of the date of grant and as to the remaining shares underlying such award on the second anniversary of the date of grant, and is subject to acceleration in the event of death, disability or a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

September 16, 2016	By:	/s/ Eric K. Morgan
Eric K. Morgan
Senior Vice President, Global Controller